Exhibit 10.1

PURCHASE AGREEMENT

          This Purchase Agreement is entered into as of April 2, 2002, by and between MKR Holdings (formerly known as Marker International), a Utah corporation ("OldCo"), and CT Sports Holding AG, a Swiss corporation ("CT").

R E C I T A L S

          WHEREAS, OldCo and Marker International GmbH ("Marker GmbH"), a GmbH organized under the laws of Switzerland, entered into that certain Asset Purchase Agreement dated as of July 30, 1999 (as amended, supplemented or otherwise modified, the "Asset Purchase Agreement"), pursuant to which Marker GmbH purchased from OldCo substantially all of the assets of OldCo;

          WHEREAS, as partial consideration for the purchased assets, OldCo received a 15% equity interest in Marker GmbH (the "OldCo Equity Interest");

          WHEREAS, CT and certain management employees are the beneficial and record owners of the remaining 85% equity interest in Marker GmbH;

          WHEREAS, in connection with the Asset Purchase Agreement, OldCo, CT and Marker GmbH entered into that certain Operating Agreement dated as of November 30, 1999 (as amended, supplemented or otherwise modified, the "Operating Agreement");

          WHEREAS, pursuant to the Operating Agreement, CT was granted the option (the "Call Option") to purchase the OldCo Equity Interest, which option is presently exercisable pursuant to the terms of the Operating Agreement;

          WHEREAS, in accordance with Section 4.3 of the Operating Agreement, by letter dated April 2, to OldCo, CT exercised the Call Option to purchase the OldCo Equity Interest for its Fair Market Value (as defined in the Operating Agreement), which CT values at $3,480,000 (the "Purchase Price"), less the agreed offset of $775,000 (the "Offset"), and less certain additional deductions more particularly set forth on Schedule 1 hereto (the "Deductions") (the resulting cash payment to be made at the Closing being referred to as the "Purchase Price Payment");

          WHEREAS, OldCo accepted CT’s valuation of the OldCo Equity Interest as a reasonable estimate of its Fair Market Value; and

          WHEREAS, for good and valuable consideration the parties hereto hereby agree to the sale, assignment and transfer (the "Sale") of the OldCo Equity Interest from OldCo to CT in accordance with the terms of this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound the parties hereby agree as follows:

A G R E E M E N T

ARTICLE I

DEFINITIONS

           1.1    General.

          For all purposes of this Agreement, except as otherwise expressly provided:

           (a) the terms defined in this Article I have the meanings ascribed to them herein, and include the plural as well as the singular;

           (b) the term "including" shall mean "including, without limitation,";

           (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement;

           (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

           (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

           1.2    Definitions.

          As used in this Agreement, the following definitions shall apply:

          "Action" means any action, claim, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

          "Agreement" means this Purchase Agreement by and between OldCo and CT as it may be amended, supplemented or otherwise modified from time to time, together with the Schedules attached hereto or incorporated by reference herein.

          "Approval" means any approval, authorization, consent, Permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person in order to complete the transactions contemplated by this Agreement.

          "Asset Purchase Agreement" has the meaning set forth in the Recitals.

           "Call Option" has the meaning set forth in the Recitals.

          "Call Option Release Notice" shall mean the notice substantially in the form attached as Exhibit A to the Escrow Agreement, which when (i) executed by CT, OldCo and Marker GmbH and (ii) delivered to the Escrow Agent, shall cause the Escrow Agent to release and deliver the Escrowed Documents to CT.

           "Closing" has the meaning set forth in Section 2.3.

           "Closing Date" means the date of the Closing.

          "Contract" means any agreement, arrangement, bond, commitment, contract (written or oral), franchise, indemnity, indenture, instrument, lease, license or understanding.

           "Deductions" has the meaning set forth in the Recitals.

          "Encumbrance" means any claim, charge, easement, encumbrance, lease, covenant, mortgage, security interest, lien, option, pledge, hypothecation or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

          "Escrow Agreement" means that certain Escrow Agreement, dated as of November 30, 1999, by and among Marker GmbH, CT, OldCo and the Bank of New York, as the Escrow Agent.

          "Escrowed Documents" means those declarations, documents, instruments and certificates of conveyance (in each case duly executed by OldCo) necessary or appropriate (in the opinion of counsel to Marker GmbH and CT) to effect a transfer of the OldCo Equity Interest to CT, held in escrow by the Bank of New York, as the Escrow Agent, pursuant to the terms of the Escrow Agreement.

          "Fair Market Value" has the meaning set forth in Section 4.4(a) of the Operating Agreement.

          "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other regulatory authority or agency, whether federal, state or local, domestic or foreign.

          "Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

          "OldCo Equity Interest" has the meaning set forth in the Recitals.

          "Operating Agreement" has the meaning set forth in the Recitals.

          "Order" means any decree, injunction, judgment, order (including, without limitation, the Confirmation Order (as defined in the Asset Purchase Agreement)), ruling, assessment or writ by a court or other tribunal of competent jurisdiction.

          "Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

          "Person" means an association, a corporation, a natural person, a partnership, a general partnership, a limited liability company, a limited liability partnership, a joint venture, a trust or any other entity or organization, including a Governmental Entity.

           "Purchase Price" has the meaning set forth in the Recitals.

          "Purchase Price Payment" has the meaning set forth in the Recitals.

          "Securities Act" means the Securities and Exchange Act of 1933, as amended, or any successor federal statute thereto, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect from time to time.

ARTICLE II

SALE AND PURCHASE OF OLDCO EQUITY INTEREST

           2.1    Sale and Purchase of OldCo Equity Interest.

          Subject to the terms and conditions of this Agreement, on the Closing Date, OldCo shall sell to CT, and CT shall purchase from OldCo, all of OldCo’s right, title and interest in and to the OldCo Equity Interest free and clear of all Encumbrances. Immediately prior to the Closing, OldCo shall execute and deliver to CT the Call Option Release Notice, which CT shall deliver immediately to the Escrow Agent. OldCo shall assist CT, if necessary, in causing the Escrow Agent to release and deliver the Escrowed Documents to CT at the Closing. Without limiting the generality of the foregoing, OldCo shall execute and deliver all transfer forms required under Swiss law to give effect to the Sale of the OldCo Equity Interest free and clear of any Encumbrances.

           2.2    Consideration.

        Subject to the terms and conditions of this Agreement, in consideration for the Sale of the OldCo Equity Interest from OldCo to CT, on the Closing Date CT shall deliver, and OldCo shall receive, the Purchase Price less the Offset and Deductions set forth in Schedule 1 (for a Purchase Price Payment of $2,005,596.24) by wire transfer in immediately available funds. OldCo shall designate an account into which such funds will be deposited (with appropriate wire instructions) two business days prior to the Closing Date.

           2.3    Closing.

          The closing of the Sale of the OldCo Equity Interest (the "Closing") shall take place at the offices of O’Melveny & Myers LLP, located at 153 East 53rd Street, New York, New York, on April 2, 2002, or such later date or different location as the parties shall agree in writing, but neither prior to nor three business days later than the date that the conditions set forth in Sections 5.1, 5.2 and 5.3 have been satisfied or waived by the appropriate party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF OLDCO

           OldCo represents and warrants as follows:

           3.1    Organization; Qualification and Corporate Power.

          OldCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. OldCo has all requisite corporate power and authority to carry on the business as now being conducted and to own, lease and use the properties now owned, leased and used by it. OldCo is duly qualified or licensed to do business and in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such jurisdictions where the failure to be so qualified or licensed would not be materially adverse to OldCo.

           3.2    Title; No Encumbrances.

          Immediately prior to Closing, OldCo was the beneficial and record owner of the OldCo Equity Interest, free and clear of all Encumbrances, except those imposed pursuant to the terms of the Operating Agreement. At the Closing, against delivery of the Purchase Price, less the Offset and Deductions, OldCo (and CT) shall cause the Escrow Agent to release and deliver the Escrowed Documents to CT, which upon receipt by CT shall convey good and marketable title to the OldCo Equity Interest, free and clear of all Encumbrances, to CT. Except for this Agreement, OldCo is not a party to any Contract with any Person to acquire the OldCo Equity Interest.

           3.3    Authorization.

          OldCo has full legal right, power and authority to execute and deliver, and perform its obligations under, this Agreement and any ancillary agreements related hereto to which it is a party. The execution and delivery of this Agreement by OldCo, and the performance of its obligations hereunder, including the Sale and conveyance of the OldCo Equity Interest, have been duly and validly authorized by all necessary action on the part of OldCo. This Agreement has been duly and validly executed and delivered by OldCo and constitutes the legally valid and binding obligation of OldCo, enforceable against OldCo in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws and equitable principles affecting creditors rights generally. Neither the execution, delivery or performance of this Agreement by OldCo, nor the consummation of the transactions contemplated hereby, shall require filing or registration with, or the issuance of any Permit by, any other third party or Governmental Entity or require the Approval of any Person, except for any required or necessary federal, state and local tax filings.

           3.4    No Conflicts.

          Neither the execution, delivery or performance of this Agreement by OldCo, nor the consummation of any transaction contemplated hereby, does or will constitute (with or without due notice or lapse of time or both), result in or give rise to (i) a breach of or default under the charter or by-laws of OldCo, (ii) a breach, violation or default under any Law or (iii) a breach of, default under (or the acceleration of the time for performance of any material obligation under), or right of termination, amendment, cancellation or acceleration of any material right or obligation of OldCo under, any Contract or other instrument binding upon OldCo or to which any of its properties or assets are subject, except for any breach, violation, default or acceleration that would not be materially adverse to OldCo.

           3.5    Legal Proceedings.

          There is no Order or Action pending, or, to the best knowledge of OldCo, threatened, against or affecting OldCo that, individually or when aggregated with one or more other Orders or Actions has had or, if determined adversely to the interest of OldCo, would reasonably be expected to have, a material adverse effect on OldCo’s ability to perform its obligations under this Agreement.

           3.6    No Brokers or Finders.

          No broker, finder, investment or commercial banker, or similar agent is or will be entitled to any brokerage, finder’s or similar fee based upon engagements or arrangements made by or on behalf of OldCo or any of its respective affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CT

           CT represents and warrants as follows:

           4.1    Organization; Qualification and Corporate Power.

          CT is a corporation duly organized, validly existing and in good standing under the laws of Switzerland. CT has all requisite corporate power and authority to carry on the business as now being conducted and to own, lease and use the properties now owned, leased and used by it. CT is duly qualified or licensed to do business and in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such jurisdictions where the failure to be so qualified or licensed would not be materially adverse to CT.

           4.2    Authorization.

          CT has full legal right, power and authority to execute and deliver and perform its obligations under, this Agreement and any ancillary agreements related hereto to which it is a party. The execution and delivery of this Agreement by CT, and the performance of its obligations hereunder, have been duly and validly authorized by all necessary corporate action on the part of CT. This Agreement has been duly and validly executed and delivered by CT and constitutes the legally valid and binding obligation of CT, enforceable against CT in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws and equitable principles affecting creditors rights generally. Neither the execution, delivery or performance of this Agreement by CT, nor the consummation of the transactions contemplated hereby, shall require filing or registration with, or the issuance of any Permit by, any other third party or Governmental Entity or require the Approval of any Person.

           4.3    No Conflicts.

          Neither the execution, delivery or performance of this Agreement by CT, nor the consummation of any transaction contemplated hereby, does or will constitute (with or without due notice or lapse of time or both), result in or give rise to (i) a breach of or default under the charter or by-laws of CT, (ii) a breach, violation or default under any Law or (iii) a breach of, default under (or the acceleration of the time for performance of any material obligation under), or any right of termination, amendment, cancellation or acceleration of any material right or obligation of CT under, any Contract or other instrument binding upon CT or to which any of its properties or assets are subject, except for any breach, violation, default or acceleration that would not be materially adverse to CT.

           4.4    Legal Proceedings.

          There is no Order or Action pending, or, to the best knowledge of CT, threatened, against or affecting CT, that individually or when aggregated with one or more other Orders or Actions has had or, if determined adversely to the interest of CT, would reasonably be expected to have, a material adverse effect on CT’s ability to perform its obligations under this Agreement.

           4.5    No Brokers or Finders.

          No broker, finder, investment or commercial banker, or similar agent is or will be entitled to any brokerage, finder’s or similar fee based upon engagements or arrangements made by or on behalf of CT or any of its respective affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

CONDITIONS TO SALE

           5.1    General Conditions.

          The obligations of the parties to effect the Closing and the transactions contemplated hereby shall be subject to the following conditions unless waived in writing by the parties hereto:

           (a) No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action have been instituted and remain pending or have been threatened and remain so by any Governmental Entity at what would otherwise be the Closing Date, that prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement.

           (b) No Governmental Entity shall have notified any party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of any Laws of any domestic or foreign jurisdiction and/or that it intends to commence proceedings to restrain or prohibit such contemplated transactions or force the divestiture of certain assets, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the Closing Date.

           (c) To the extent required by applicable Law, all Permits and Approvals required to be obtained from any Governmental Entity shall have been received or obtained on or prior to the Closing Date, and the purchase of the OldCo Equity Interest shall be legally permitted.

           5.2    Conditions to Obligations of CT.

        The obligations of CT to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by CT:

           (a) All of the representations and warranties of OldCo herein contained shall be true, correct and complete as of the date hereof and in all material respects as of the Closing Date as though made at such time.

           (b) OldCo shall have performed all obligations and satisfied and complied with in all material respects, all covenants, agreements and conditions required by this Agreement to be performed , satisfied or complied with by it at or prior to the Closing.

           (c) OldCo shall have delivered to CT a certificate in form and substance reasonably satisfactory to CT, dated the Closing Date, and executed by its Secretary, certifying the accuracy of clauses (a) and (b) of this Section 5.2.

           (d) OldCo shall deliver or cause to be delivered to CT at or prior to the Closing Date such instruments of transfer necessary under Swiss law to transfer to, and vest in, CT all of OldCo’s right, title and interest in and to the OldCo Equity Interest, free and clear of any Encumbrances. Without limiting the generality of the foregoing, CT, OldCo and Marker GmbH shall have duly executed and delivered to the Escrow Agent the Call Option Release Notice pursuant to Section 4(a)(i) of the Escrow Agreement and CT shall have received the Escrowed Documents.

           5.3    Conditions to Obligations of OldCo.

        The obligations of OldCo to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by OldCo:

           (a) All of the representations and warranties of CT herein contained shall be true, correct and complete as of the date hereof and at the Closing Date as though made at such time.

           (b) CT shall have performed all obligations and satisfied and complied with in all material respects, all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing Date.

           (c) CT shall have delivered to OldCo a certificate in form and substance reasonably satisfactory to OldCo, dated the Closing Date and executed by its Secretary, certifying the accuracy of clauses (a) and (b) of this Section 5.3.

           (d) CT shall have paid to OldCo the Purchase Price, less the Offset and Deductions, in full in accordance with Section 2.2 of this Agreement.

ARTICLE VI

ACKNOWLEDGEMENTS

           6.1    Fair Market Value.

          Each party hereto acknowledges and agrees that CT is exercising its Call Option and purchasing the OldCo Equity Interest at its Fair Market Value, which value was agreed upon by the parties pursuant to Sections 4.3(a) and 4.4 of the Operating Agreement. The transactions contemplated hereby relating to the Sale of the OldCo Equity Interest by OldCo to CT constitute a "Transfer" as such term is defined in Section 1.1 of the Operating Agreement.

           6.2    Taxes.

          OldCo acknowledges and agrees that pursuant to Section 4.6(c) of the Operating Agreement, OldCo shall pay all of its taxes arising from or relating to the Transfer of the OldCo Equity Interest to CT and that neither Marker GmbH nor CT shall have any obligation or liability with respect thereto or have any obligation to make any loan or advance to OldCo with respect thereof.

           6.3    Information.

          After the Closing, CT acknowledges and agrees that it shall provide to OldCo information that OldCo reasonably requests from time to time, which OldCo may require in connection with compliance with the Securities Act and its tax filings (it being understood that OldCo shall bear the cost and expense of making copies of records and other information delivered to OldCo pursuant to this Section 6.3). Any information obtained by OldCo pursuant to this Section 6.3 shall be subject to Section 7.9.

           6.4    Termination of Operating Agreement.

          Each party hereto acknowledges and agrees that pursuant to Section 6.1(b)(ii) of the Operating Agreement, the Operating Agreement shall terminate on the Closing Date and OldCo shall have no further rights thereunder on and after the Closing Date.

ARTICLE VII

GENERAL

           7.1    Amendments; Waivers.

          This Agreement, including the Schedules attached hereto, may not be amended or modified unless agreed to in writing by the parties hereto. No waiver of any provision of, or consent to any exception to, the terms of this Agreement shall be effective unless in writing and executed by the party adversely affected by such waiver and then only for the specific purpose, and to the extent, expressly provided.

           7.2    Integration.

          The Schedules delivered pursuant to the terms of this Agreement shall constitute a part of this Agreement. This Agreement, together with such Schedules, constitutes the entire agreement and understanding among the parties hereto and supersedes all prior and contemporaneous oral and written agreements and understandings relating to the subject matter hereof.

           7.3    Governing Law.

          This Agreement is governed by and construed in accordance with the laws of Switzerland. Should any provision of this Agreement be void or unenforceable, such clause shall be deemed to be replaced by another clause the substance whereof shall be as close as possible to the original intent of the parties. The validity of the other clauses of this Agreement shall not be affected thereby.

           7.4    Arbitration.

          The parties hereto agree that the provisions of Section 7.2 of the Operating Agreement are hereby incorporated into this Agreement mutatis mutandis.

           7.5    No Assignment.

          Neither this Agreement, nor any rights or obligations of either party hereunder, are assignable by such party, provided, that, CT may assign its rights and interests hereunder to one of its affiliates, and upon such assignment, such affiliate shall assume all of CT’s obligations hereunder, without OldCo’s prior written consent.

           7.6    Headings.

          The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and shall not serve to modify or interpret the text of this Agreement.

           7.7    Counterparts.

          This Agreement may be executed in counterparts each of which shall constitute an original and which together shall constitute one and the same agreement.

           7.8    Publicity and Reports.

          Subject to each party’s disclosure obligations under Law and the confidentiality provisions contained in Section 7.9, the parties hereto will use their best efforts to cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to the transactions contemplated hereby.

           7.9    Confidentiality.

          All information disclosed by any party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any Persons other than as contemplated by this Agreement, except to the extent that such information (i) was known by the recipient when received, (ii) is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over either party, (iv) may otherwise be required by Law to be disclosed as determined by the disclosing party exercising its good faith judgment or (v) to the extent such duty as to confidentiality is waived in writing by the other party. Each party shall use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 7.9, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.

           7.10    Parties in Interest; Third Party Beneficiary.

          This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

           7.11    Notices.

          All notices, requests or other communications hereunder shall be given in writing and shall be deemed properly given if either (a) delivered in person or sent by overnight courier, with adequate evidence of delivery, (b) transmitted by telefax or similar telecommunications mechanism, with adequate confirmation of receipt or (c) delivered by certified or registered mail, first class postage prepaid, and return receipt requested as follows:

If to CT, addressed to:

CT Sports Holding AG
Ruessenstrasse 6
6340 Baar
Zug
Switzerland
Tel: 41-41-769-7200
Fax: 41-41-769-7380

With a copy to:

O'Melveny & Myers LLP
153 East 53rd Street
New York, New York 10022
Fax: 212-326-2061
Attention: Sandy Qusba

     - and -

Treuhand & Revisions AG
Albert Bass
Bahnhofstrasse 8
CH-3904 Naters
Tel: 41-27-922-4030
Fax: 41-27-922-4035

If to OldCo addressed to:

MKR Holdings
1070 W. 2300 South
Salt Lake City, Utah 84119
Tel: 01-801-972-2100
Fax: 01-801-972-1011

With a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038-4982
Tel: 01-212-806-5400
Fax: 01-212-806-6006
Attn: Mark A. Rosenbaum

     - and -

Nico Burki
Burki Rechtsanwalte
Rotfluhstrasse 85
CH-8702 Zurich Zollikon
Tel: 41-1-396-1333
Fax: 41-1-396-1334

or to such other address or person as such party shall have last designated by notice hereunder to the other party hereto. Each notice, request or communication shall be deemed given: (i) if given by overnight courier, one business day thereafter, (ii) if given by telefax or similar telecommunications mechanism, when transmitted to the number specified in this Section and upon receipt of an appropriate confirmation of transmittal, (iii) if given by certified or registered mail, three business days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when actually received at such address.

           7.12    Remedies; Waiver.

          All rights and remedies provided hereunder shall be cumulative and not exclusive of any rights or remedies provided by Law. No failure or delay by either party in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise thereof preclude any further or other exercise thereof or the exercise of any other right.

           7.13    Survival.

          All representations, warranties and agreements contained herein shall survive the execution and delivery of this Agreement and the Closing of the transactions contemplated herein.

           7.14    Severability.

          If any provision of this Agreement is determined to be invalid or unenforceable by any Governmental Entity, such invalidity or unenforceability shall not render invalid or unenforceable the remaining provisions of this Agreement, which shall remain in full force and effect to the fullest extent permitted by Law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

CT:

CT SPORTS HOLDINGS AG

By: /s/ Giancarlo Zanatta
      Name: Giancarlo Zanatta
      Title: CEO

By: /s/ Christoph Bronder
      Name: Christoph Bronder
      Title: President

OLDCO:

MKR HOLDINGS

By: /s/ Kevin Hardy
      Name: Kevin Hardy
      Title: President

SCHEDULE 1

DETERMINATION OF PURCHASE PRICE PAYMENT

DESCRIPTION	AMOUNT

Fair Market Value of the consolidated Marker GmbH Group	$23,200,000

Fair Market Value of the 15% OldCo Equity Interest (the "Purchase Price")	$3,480,000

$775,000 Offset[1]	-$775,000

Purchase Price (A)	$2,705,000

Deductions Advances (principal amount)[2]	-$667,197.75

Accrued Interest on Advances as of the Closing Date[3]	-$30,856.01

Income Tax Loans[4]	-$0

15% of Escrow Agent Compensation[5]	-$1,350

Aggregate Deductions (B)	-$699,403.76

Purchase Price Payment: (A) minus (B)	$2,005,596.24

_________________

[1]	See Section 7.8 and 10.3(iii)(C) of the Asset Purchase Agreement.
[2]	SeeSection 7.8 and 10.3(iii)(C) of the Asset Purchase Agreement.
[3]	See Section 7.8 and 10.3(iii)(C) of the Asset Purchase Agreement. Interest was accrued through January 15, 2002.
[4]	See Section 4.6 of the Operating Agreement.
[5]	CT or Marker International is required to pay the Escrow Agent $3,000 per year plus reasonable fees, expenses and costs (collectively, the "Escrow Agent Compensation"). CT is entitled to offset 15% of Escrow Agent Compensation against the Fair Market Value of the Equity Interest. See Section 10 of the Escrow Agreement.